EXHIBIT 21.1
SUBSIDIARIES OF AMERICAN COMMERCIAL LINES INC.

SUBSIDIARY	STATE OR JURISDICTION OF
INCORPORATION OR
ORGANIZATION
American Barge Line Company	Delaware
Commercial Barge Line Company	Delaware
American Commercial Lines LLC	Delaware
ACL Finance Corp.	Delaware
American Commercial Barge Line LLC	Delaware
ACBL Liquid Sales LLC	Delaware
American Commercial Logistics LLC	Delaware
American Commercial Terminals LLC	Delaware
American Commercial Terminals-Memphis LLC	Delaware
Jeffboat LLC	Delaware
ACBL Hidrovias Ltd.	Bermuda
Louisiana Dock Company LLC	Delaware
Houston Fleet LLC	Delaware
American Commercial Lines International LLC	Delaware
Orinoco TASA LLC	Delaware
Orinoco TASV LLC	Delaware
ACBL Venezuela Ltd	Bermuda
ACBL de Venezuela C.A.	Venezuela
ACBL Riverside Terminals C.A	Venezuela
ACBL Dominicana S.A.	Dominican Republic
Ryland S.A.	Uruguay
ACBL do Brasil Holdings, S.A.	Uruguay
Amazonas Holdings, S.A.	Uruguay
DHC Uruguay S.A.	Uruguay